Exhibit 3.1
CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION
OF GREG MANNING AUCTIONS, INC.

Under Section 805 of the Business Corporation Law of the State of New York

         Greg Manning Auctions, Inc., a corporation organized and existing under the laws of the State of New York (the "Corporation"), hereby certifies as follows:

FIRST: The name of the Corporation is Greg Manning Auctions,Inc. The Corporation was formed under the name GM Auctions, Inc.

SECOND:  The certificate of  incorporation of the Corporation was filed with the
New  York   Department  of  State  on  August  14,  1981.  The   certificate  of
incorporation of the Corporation was restated on May 7, 1993.

THIRD: The certificate of incorporation is hereby amended to increase the total number of authorized shares of Common Stock from twenty million, par value $.01 per share, to forty million, par value $.01 per share, by replacing the first paragraph of Article IV, in its entirety, with the following:

                  "The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Fifty Million (50,000,000), consisting of:

                  (a)      Forty Million(40,000,000) shares of Common Stock with
                           a par value of $.01 per share (the "Common   Stock");
                           and

                  (b) Ten Million (10,000,000) shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock")."

FOURTH: The foregoing amendment to the certificate of incorporation has been duly adopted at a meeting of the board of directors of the Corporation and by the required vote of the shareholders of the Corporation at a special meeting of shareholders.

         The  undersigned   officers  of  the   Corporation   have  signed  this
Certificate of Amendment and each affirms that the statements made herein are true under the penalties of perjury.

Dated:  February 23, 2000


                                      GREG MANNING AUCTIONS, INC.

                                        By:/s/ Greg Manning
                                             Greg Manning
                   Chairman of the Board, Chief Executive Officer and President

                                        By:/s/ James A. Smith
                                           James A. Smith
                                          Chief Financial Officer